UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 9, 2015

SUMMER ENERGY HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

001-35496	20-2722022
(Commission File Number)	(I.R.S. The Company Identification No.)

800 Bering Drive, Suite 260
Houston, Texas 77057
(Address of principal executive offices)

(713) 375-2790
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement of Angela Hanley

On June 10, 2015, the Company entered into a new employment agreement (the “Hanley Agreement”) with Angela Hanley to serve as President of the Company.  Ms. Hanley will have duties and responsibilities assigned by the Company’s Board of Directors.  The Hanley Agreement is effective as of June 10, 2015 (the “Effective Date”), continues through December 31, 2016, and provides for an annual base salary of $140,000.  Ms. Hanley will also receive the customary employee benefits paid by the Company.  The Company agreed to grant a fully vested option to purchase 100,000 shares of the Company’s common stock with a strike price of $1.00 per share, and to grant a second option to purchase 50,000 shares of the Company’s common stock with a strike price of $1.00 per share, which vests as follows: as to 25,000 shares of stock, such option shall vest on the date of grant; and as to the remaining 25,000 shares of stock, such option shall vest on January 1, 2016, unless the Hanley Agreement is terminated prior to such date.   The foregoing options will be granted by the Company as soon as practicable following the Effective Date.  Ms. Hanley will also be eligible to receive additional options to purchase common stock of the Company upon reaching certain milestones related to the performance of the Company.

If Ms. Hanley’s employment is terminated by the Company for any reason other than Ms. Hanley’s death or Disability or other than for Cause (as those terms are defined in the Hanley Agreement), or if Ms. Hanley’s employment is terminated without Cause following a “Change of Control” (as defined in the Hanley Agreement), subject to Ms. Hanley entering into and not revoking a release of claims in favor of the Company and its affiliates and Ms. Hanley fully complying with the covenants set forth in the Hanley Agreement, Ms. Hanley shall be entitled to the following benefits:

(A)           Cash severance payments equal in the aggregate to twelve (12) months of Ms. Hanley’s annual base salary at the time of termination, payable in accordance with the Company’s customary payroll practices as in effect from time to time.

(B)           Continuation of Ms. Hanley’s medical and health insurance benefits for a period equal to the lesser of (i) twelve (12) months or (ii) the period ending on the date Ms. Hanley first becomes entitled to medical and health insurance benefits under any plan maintained by any person for whom Ms. Hanley provides services as an employee or otherwise.

(C)           In addition, solely if Ms. Hanley is terminated without Cause following a “Change of Control,” any unvested stock options granted to Ms. Hanley pursuant to this Agreement shall accelerate and immediately vest.

The foregoing summary of the terms of the Hanley Agreement is qualified in its entirety to the actual terms of the employment agreement, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.07                      Submission of Matters to a Vote of Security Holders.

The 2015 Annual Meeting of stockholders of the Company was held at the Company’s headquarters at 800 Bering Drive, Suite 260, Houston, Texas 77057, at 9:30 a.m. Central Standard Time on Tuesday, June 9, 2015 (the “2015 Annual Meeting”).

At the 2015 Annual Meeting, the Company’s stockholders voted on three proposals:  (i) the election of three Class III directors, each to serve until the Company’s 2018 annual meeting of stockholders, (ii) the ratification of the appointment of LBB & Associates Ltd., LLP to serve as the Company’s independent registered public accountants for the year ending December 31, 2015 and (iii) the approval of the 2015 Stock Option and Stock Award Plan.  Only stockholders of record as of April 21, 2015 were entitled to notice of and to vote at the 2015 Annual Meeting.

(1) Election of Directors. A total of three Class III candidates were nominated for election to the Company’s Board of Directors (the “Nominees”).  The election was uncontested for all Nominees and, therefore, all were elected to serve as Class III directors of the Company until the Company’s 2018 annual meeting of stockholders.

The following table sets forth the names of the Nominees and the respective numbers of votes cast for, and the respective numbers of votes withheld from, their election.

Nominee	Votes For	Votes Withheld	Broker Non-Votes
Stuart C. Gaylor	10,150,792	0	251,994
Neil M. Leibman	10,150,792	0	251,994
Jaleea P. George	10,150,792	0	251,994

(2) Ratification of Independent Registered Public Accountants. At the 2015 Annual Meeting the Company’s stockholders also voted on a proposal to ratify the appointment of LBB & Associates Ltd., LLP as the Company’s registered public accountants. The ratification of LBB & Associates Ltd., LLP was approved by the Company’s stockholders. The following table sets forth the respective numbers of votes cast for and against, and the number of shares abstaining from, the ratification of LBB & Associates Ltd., LLP as the Company’s independent auditors.

Votes For	Votes Against	Abstentions
10,402,786	0	0

(3) Approval of the 2015 Stock Option and Stock Award Plan.  At the 2015 Annual Meeting the Company’s stockholders also voted on a proposal to approve the 2015 Stock Option and Stock Award Plan. The Company’s stockholders voted to approve the 2015 Stock Option and Stock Award Plan. The following table sets forth the respective numbers of votes cast for and against, and the number of shares abstaining from, the approval of the 2015 Stock Option and Stock Award Plan.

Votes For	Votes Against	Abstentions
10,150,792	0	0

The Company’s Proxy Statement for the 2015 Annual Meeting was filed with the Securities and Exchange Commission on April 29, 2015 and provides more information about these proposals and the vote required for approval of each of them.

Item 9.01                      Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit
99.1	Angela Hanley Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  June 15, 2015

SUMMER ENERGY HOLDINGS, INC.

By:	/s/ Jaleea P. George
Jaleea P. George
Chief Financial Officer